Exhibit 99.1

WhiteHorse Finance, Inc. Reports Fourth Quarter And Fiscal Year 2012 Earnings Results

NEW YORK, NY, March 5, 2013 – WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (NASDAQ: WHF) today reported its fourth quarter and year-end financial results for fiscal year ended December 31, 2012.

Summary Highlights

•	Full year 2012 net investment income of $42.2 million
•	Full year 2012 net increase in net assets of $39.6 million
•	Net asset value (“NAV”) per share was $15.30 as of December 31, 2012
•	Fourth quarter 2012 distribution of $0.108 per share
•	Successful completion of the Company’s initial public offering (“IPO”), raising gross proceeds of $100 million

Jay Carvell, WhiteHorse Finance’s Chief Executive Officer commented, “We were extremely pleased to have raised over $100 million in the Company’s IPO in December 2012. Our investment objective is to generate attractive risk-adjusted returns, primarily by originating and investing in loans to performing small-cap companies across a broad range of industries. Since the IPO, the Company has been focused on sourcing and evaluating suitable investment opportunities for the Company from H.I.G. Capital’s extensive deal sourcing network. We also continue to carefully monitor the performance of the existing loans in our portfolio.”

Financial Review

For the year ended December 31, 2012, WhiteHorse Finance reported net investment income of $42.2 million and a net realized and unrealized loss on investments of $2.6 million, resulting in an increase in net assets from operations of $39.6 million.

For the quarter ended December 31, 2012, the Company reported net investment income of $13.7 million and a net realized and unrealized loss on investments of $5.8 million, resulting in an increase in net assets from operations of $8.0 million.

NAV was $229.0 million as of December 31, 2012, resulting in an NAV per share of $15.30.

Portfolio and Investment Activity

As of December 31, 2012, the fair value of WhiteHorse Finance’s investment portfolio was $180.5 million, principally invested in seven portfolio companies. The portfolio consisted of 100% senior secured term loans.

During the period from the IPO to December 31, 2012, one of the Company’s investments was repaid in full.

As of December 31, 2012, the weighted average current cash yield of the portfolio was 14.2%.

Liquidity and Capital Resources

Primarily as a result of its IPO conducted in December 2012, WhiteHorse Finance had cash and cash equivalents of $187.8 million as of December 31, 2012. In addition, as of December 31, 2012, the Company had $51.3 million in outstanding borrowings under its $150.0 million revolving credit facility and $90.0 million outstanding under its unsecured term loan.

Distributions

On December 17, 2012, the Company declared a dividend of $0.108 per share for the quarter ended December 31, 2012. The dividend was payable on January 8, 2013 to stockholders of record as of December 28, 2012.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in the Company’s periodic reports filed with the Securities and Exchange Commission.

Conference Call

WhiteHorse Finance will host a conference call to discuss its fourth quarter and year-end earnings results at 10:00 a.m. ET on Tuesday, March 5, 2013. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately 10 minutes before the teleconference’s scheduled start time and reference ID# 97375458. Investors may also access the call on the investor relations portion of the Company’s website at http://www.whitehorsefinance.com/relations/index.php.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion through March 12, 2013. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering ID# 97375458. A webcast replay will also be available on the investor relations portion of WhiteHorse Finance’s website at http://www.whitehorsefinance.com/relations/index.php.

About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held small-cap companies across a broad range of industries. The Company’s investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, L.L.C. (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager managing approximately $11 billion of capital as of December 31, 2012 across a number of funds focused on the small-cap market. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Alastair Merrick

WhiteHorse Finance, Inc.

212-506-0500

amerrick@whitehorsefinance.com

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Source: WhiteHorse Finance, Inc.

(Financial Tables Follow)

WhiteHorse Finance, Inc.

Consolidated Statement of Assets and Liabilities

(in thousands, except share and per share data)

December 31, 2012
Assets
Investments, at fair value (cost $180,377)	180,488
Cash and cash equivalents	156,123
Restricted cash and cash equivalents	31,646
Interest receivable	1,474
Deferred financing costs	3,184
Prepaid expenses and other receivables	367

Total assets	$373,282

Liabilities
Credit facility	$51,250
Unsecured term loan	90,000
Dividend payable	1,616
Management fees payable	306
Accounts payable and accrued expenses	1,061

Total liabilities	$144,233

Net assets

Common stock, par value $0.001 per share, 14,965,624 shares issued and outstanding, 100,000,000 authorized	$15
Paid-in capital in excess of par	228,466
Undistributed net investment income	1,164
Net realized loss on investments	(71)
Net unrealized depreciation on investments	(525)

Total net assets	229,049

Total liabilities and total net assets	$373,282

Number of shares outstanding	14,965,624
Net asset value per share	$15.30

WhiteHorse Finance, Inc.

Consolidated Statement of Operations

(in thousands, except share and per share data)

	For the period October 1, 2012 to December 31, 2012	For the period January 1, 2012 to December 31, 2012

Investment income
Interest income	$15,931	$44,793

Total investment income	15,931	44,793

Expenses
Interest expense	1,131	1,131
Organization costs	310	406
Base management fees	306	306
Administrative service fees	109	109
Other operating expenses	347	640

Total expenses	2,203	2,592

Net investment income	13,728	42,201

Realized and unrealized (loss) gain on investments
Net realized loss on investments	(489)	(2,754)
Net change in unrealized appreciation on investments	(5,264)	111

Net realized and unrealized loss on investments	(5,753)	(2,643)

Net increase in net assets resulting from operations	$7,975	$39,558